Exhibit 4.13

HOVERINK BIOTECHNOLOGIES, INC.

EIN# 46-3590875

BOARD OF DIRECTORS RESOLUTION TO GRANT RESTRICTED STOCK GRANT

AWARDS TO EXECUTIVES, BOARD MEMBERS AND CONSULTANTS

Upon a duly made, seconded and unanimously adopted consent, the Board of Directors of HOVERINK BIOTECHNOLOGIES, INC adopted the following resolution it is hereby:

RESOLVED that, WHEREAS, the Board of Directors of HOVERINK BIOTECHNOLOGIES, INC a Delaware Corporation (the “Company”), has determined that the grant of Restricted shares of the Company’s Common Stock to DEBBIE MAE CARTER. as an effective means to align management interest with stockholder interests;

IT IS RESOLVED that, the following restricted shares are hereby granted

Name of Grantee	Class of Stock	Number of Shares Granted	Amount Vested	Par Value
DEBBIE MAE CARTER	Common	6,800,000	6,800,000	$.0001

Total Shares Granted		6,800,000

The undersigned, Debbie Carter, certifies that I am the duly appointed Chief Executive Officer of HOVERINK BIOTECHNOLOGIES, INC and that the above is a true and correct copy of resolutions duly adopted at a meeting of the directors thereof, convened and held in accordance with law and the Bylaws of HOVERINK BIOTECHNOLOGIES, INC and that such resolution is now in full force and effect.

IN WITNESS THEREOF, I have affixed my name as Secretary of HOVERINK BIOTECHNOLOGIES, INC and have attached the seal of HOVERINK BIOTECHNOLOGIES, INC to this resolution.

Dated The     Day Of

Debbie Carter,

Chief Executive Officer, Treasurer